EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Donna Lee
636-728-3189
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
First-Quarter Results For Calendar Year 2007
ST. LOUIS, MO, May 7, 2007 — Thermadyne Holdings Corporation (OTCBB: THMD) today reported results for the three months ended March 31, 2007.
HIGHLIGHTS

	Three months ended March 31,
($ millions)	2007	2006	Change
Net sales	$117.2	$111.9	+4.7%
Gross margin percent	32.5%	28.7%	13.2%
Net income (loss) from continuing operations	$1.2	($0.7)	nm
Net income (loss)	$1.4	($1.4)	nm
Earning (loss) per share	$0.11	($0.10)	nm
Financial Review
Net sales in the 2007 first quarter rose to $117.2 million, an increase of 4.7% from the same quarter of 2006. “Our sales volumes slowed in January and February, following a period of accelerated purchases in December 2006 as customers responded to modifications to our U.S. market rebate program. This was offset with strong sales and order increases in March that continued into April,” commented Paul D. Melnuk, the Company’s Chairman and CEO.
Mr. Melnuk added, “Additionally, we continue to intensify our focus on growing profitably and we are rationalizing some marginal business. Continued pricing discipline, sustained improvement in our delivery performance and recent streamlining and enhancements to our customer order system contributed to our first-quarter sales and profitability gains. We are building our service reputation and benefiting through increased customer demand in our core product lines.”
Gross profit in the first quarter of 2007 increased to $38.1 million, or 32.5% of net sales from continuing operations, as compared to $32.1 million, or 28.7% of net sales, in the prior year first-quarter period.
“Improvement in our gross profit margin commenced in the third quarter of last year. The gains are attributable to the favorable impact of the cost savings efforts from our “TCP program,” as well as, the benefits from our focus on pricing management to improve our net selling prices. We are encouraged by the future potential from these efforts,” commented Mr. Melnuk.

Selling, general and administrative costs of $26.3 million in the first quarter of 2007 were $2.1 million greater than last year’s first quarter. “While much was accomplished by our new finance team, our new auditors and others, we experienced inefficiencies associated with the early stages of our transition to new financial systems and processes, which increased costs by approximately $1 million in the quarter. We expect improved efficiency levels in the financial area in future quarters,” observed Mr. Melnuk.
Other Income and Expense Items in the First Quarter of 2007
Interest costs of $7.1 million reflect an increase of $0.9 million over first quarter 2006 primarily as a result of the higher interest rates. The increase in rates is attributable to the 1.25% special interest adjustment applicable to the Company’s $175 million Senior Subordinated Notes and the substitution of $20 million of Second Lien Facility borrowings for borrowings from the Working Capital Facility that occurred in the third quarter of 2006.
The first quarter of 2007 reflects an income tax provision of $2.3 million, which is a 65% effective rate. Approximately 40% of the tax provision is for foreign taxes, which are currently payable. The balance arises because the benefits of net operating loss carryovers, which shelter the Company’s U.S. taxable income, are not recorded in the income statement but rather are recorded as reductions to goodwill. The effective tax rate is also increased because of limitations in recording the benefit of foreign tax credits due to the uncertainty of their ultimate realization. This increased effective income tax rate will continue in future periods for financial reporting purposes even though the net operating loss carryovers will continue to shelter U.S. taxable income. In the first quarter of 2006, the income tax provision was $0.8 million, consisting primarily of taxes payable in various foreign locations.
Net Income (Loss)
For the first quarter ended March 31, 2007, the Company reported net income from continuing operations of $1.2 million and a net income of $1.4 million. In comparison, the first quarter of 2006 was a net loss from continuing operations of $0.7 million and a net loss of $1.4 million, after recognizing a net loss from discontinued operations during that period.
Operating EBITDA, As Adjusted, From Continuing Operations
In the first quarter of 2007, Operating EBITDA was $15.0 million, or 12.8% of net sales, compared to $12.4 million, or 11.1% of net sales in the first quarter of 2006. Including our discontinued operations for the first quarter of 2007, operating EBITDA, as adjusted, was $15.6 million.
Divestitures & Discontinued Operations
In May 2007, the Company expects to complete the sale of its remaining South African operations, which consist of a wholesaler in Johannesburg, South Africa, and a network of retail stores throughout South Africa. The sales proceeds are estimated to be approximately $14.0 million. The proceeds from the sale will be used to reduce the Working Capital Facility.
The Company is continuing with its process of selling its manufacturing operations in Brazil. The Company expects to complete the disposition no later than September 2007. Operational results of the Brazilian and South African businesses are shown as discontinued operations in the Company’s 2007 financial statements.
Outlook for 2007
“The progress Thermadyne has made is increasingly evident, particularly with the improvement reflected in the first-quarter 2007 results. We are achieving better performance levels in production and delivery, which has enhanced customer satisfaction. We are building on our core brand and product strength, with the introduction of more new products. We are making further strides in our continuous improvement program, ‘TCP,’ and anticipate cost-savings in 2007 similar to the amounts realized in each of the past two years. As we look forward, these efforts will include a series of initiatives to standardize and optimize product offerings with the goal of streamlining the number of SKUs to realize production and service efficiencies and to help us in our ongoing efforts to lower inventory levels,” commented Mr. Melnuk.
Mr. Melnuk further stated, “Although bookings were at record levels in March, they have moderated in April. Our manufacturing and delivery capabilities continue to respond well in meeting customer expectations. We are excited about the Company’s prospects for both top- and bottom-line improvement.”
Working Capital and Liquidity
Mr. Melnuk observed, “Our improving financial results are also apparent in the cash flows from the business during the first quarter. Excluding the changes in operating assets and liabilities, we generated $4.2 million in cash flows from operations after paying $1.4 million for capital expenditures. Strong sales activity in late March increased our receivables levels and inventory growth related to our new welding equipment launch combined with a decrease in accounts payable to require an additional investment in our operating working capital of $12.2 million. This, together with the seasonal use of funds for interest and rebate payments, were the primary factors, resulting in a net use of cash to fund the change in operating assets and liabilities of $26.2 million in the first quarter of 2007 as compared to $22.4 million in the prior year’s first quarter. This use of cash was funded from the $4.2 million of operational cash flows and borrowings from our Working Capital Facility. As of March 31, 2007, the Company had combined cash and availability under its revolver of $24 million. The expected proceeds of $14 million from the sale of the South African businesses will be used to pay down the Working Capital Facility balance increasing availability.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, the nonrecurring items of severance accruals, restructuring costs and post retirement benefit expense in excess of cash payments. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Income (Loss) from Continuing Operations as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Loss from Continuing Operations.
The financial statement information presented in accordance with generally accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on May 8, 2007 at 8:30 a.m. Eastern.
To participate via telephone, please dial:
• U.S. and Canada: 888-200-8867 (Conference ID 8764051)
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from May 8, 2007 at 11:30 a.m. Eastern until May 15, 2007 at 11:30 p.m. Eastern by dialing (877) 519-4471. Enter conference ID 8764051 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the OTCBB under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2007	% of Sales	2006	% of Sales

Net sales	$117,215	100.0%	$111,900	100.0%
Cost of goods sold	79,131	67.5%	79,803	71.3%

Gross margin	38,084	32.5%	32,097	28.7%
Selling, general and administrative expenses	26,283	22.4%	24,203	21.6%
Amortization of intangibles	726	0.6%	721	0.6%
Net periodic postretirement benefits	138	0.1%	528	0.5%

Operating income	10,937	9.3%	6,645	5.9%
Other expenses:
Interest	(7,062)	(6.0)%	(6,145)	(5.5)%
Amortization of deferred financing costs	(353)	(0.3)%	(332)	(0.3)%
Minority interest	(22)	(0.0)%	(61)	(0.1)%

Income from continuing operations before income tax provision and discontinued operations	3,500	3.0%	107	0.1%
Income tax provision	2,283	1.9%	817	0.7%

Net income (loss) from continuing operations	1,217	1.0%	(710)	(0.6)%
Income (loss) from discontinued operations, net of tax	187	—	(668)	(0.6)%

Net income (loss)	$1,404	1.2%	$(1,378)	(1.2)%

Basic net income (loss) per share :
Continuing operations	$0.09		$(0.05)
Discontinued operations	0.02		(0.05)

Net income (loss)	$0.11		$(0.10)

Diluted net income (loss) per share :
Continuing operations	$0.09		$(0.05)
Discontinued operations	0.02		(0.05)

Net income (loss)	$0.11		$(0.10)

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended
	March 31, 2007	March 31, 2006

Cash flows from continuing operations
Cash flows from operating activities:
Net income loss	$1,404	$(1,378)
Adjustments to reconcile net loss
to net cash used in operating activities:
(Income) loss from discontinued operations	(187)	668
Depreciation and amortization	3,299	4,671
Deferred income taxes	1,239	(271)
Changes in operating assets and liabilities	(26,229)	(22,394)
Other, net	(154)	347

Net cash used in operating activities	(20,628)	(18,357)

Cash flows from investing activities:
Capital expenditures	(1,307)	(1,017)
Proceeds from sales of assets	—	8,915
Minority interests and joint venture investments	—	(3,954)
Other, net	(84)	—

Net cash provided by (used in) investing activities	(1,391)	3,944

Cash flows from financing activities:
Net borrowings under revolving credit facility	16,423	5,399
Net repayments under other credit facilities	(88)	(574)
Advances from (to) discontinued operations	(270)	1,869
Other, net	335	173

Net cash provided by financing activities	16,400	6,867

Effect of exchange rate changes on cash and cash equivalents	139	978

Net cash used in continuing operations	$(5,480)	$(6,568)

Cash flows from discontinued operations
Net cash provided by operating activities	$911	$949
Net cash used in investing activities	(90)	(209)
Net cash used in financing activities	(229)	(1,746)
Effect of exchange rates on cash and cash equivalents	(4)	(84)

Net cash provided by (used in) discontinued operation	$588	$(1,090)

Total decrease in cash and cash equivalents	$(4,892)	$(7,658)
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	11,310	15,562

Total cash and cash equivalents end of period (including cash of discontinued operations)	$6,418	$7,904

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	March 31,	December 31,
	2007	2006
	UNAUDITED
ASSETS

Cash and cash equivalents	$5,830	$11,310
Accounts receivable, net	85,108	79,249
Inventories	102,357	98,364
Prepaid expenses and other	7,161	6,425
Deferred tax assets	1,104	1,104
Assets held for sale	16,285	16,493

Total current assets	217,845	212,945
Property, plant and equipment, net	42,809	43,334
Goodwill	188,332	189,282
Intangibles, net	65,273	65,931
Other assets	6,332	6,633

Total assets	$520,591	$518,125

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$34,029	$17,606
Current maturities of long-term obligations	1,419	1,378
Accounts payable	29,973	32,298
Accrued and other liabilities	25,268	34,519
Accrued interest	3,446	8,252
Income taxes payable	1,309	1,248
Liabilities applicable to assets held for sale	11,430	11,279

Total current liabilities	106,874	106,580
Long-term obligations, less current maturities	238,245	238,012
Deferred tax liabilities	46,554	46,456
Other long-term liabilities	23,125	23,266
Minority interest	326	307
Total shareholders’ equity	105,467	103,504

Total liabilities and shareholders’ equity	$520,591	$518,125

	March 31,	December 31,
	2007	2006
Long-term Obligations

Working Capital Facility	$34,029	$17,606
Second-Lien Facility	50,000	50,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases and other	14,664	14,390

	273,693	256,996
Current maturities and working capital facility	(35,448)	(18,984)

	$238,245	$238,012

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Working Capital Efficiency Information

	2007	2006
	March 31,	December 31,	September 30,	June 30,	March 31,
Accounts receivable, net	$85,108	$79,249	$84,264	$79,794	$73,120
Inventories	102,357	98,364	99,844	103,493	100,038
Accounts payable	(29,973)	(32,298)	(31,888)	(33,279)	(31,494)

	$157,492	$145,315	$152,220	$150,008	$141,664

% Annualized Sales	33.6%	32.6%	33.5%	32.8%	31.6%
DSO	65.3	64.0	66.7	62.8	58.8
Inventory Turns	3.09	3.10	3.21	3.18	3.19
DPO	34.1	37.0	35.8	36.4	35.5

Calculation Notes

% Annualized Sales = Net amount compared to annualized quarterly sales
DSO = Accounts receivable compared to related quarterly sales divided by 90
Inventory Turns = Quarterly cost of sales annualized divided by inventory
DPO = Accounts payable compared to related quarterly cost of sales divided by 90
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
UNAUDITED
Schedule 5
Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

	Three Months Ended March 31,
	2007	2006
Net income (loss) from continuing operations	$1.2	$(0.7)
Plus:
Depreciation and amortization including deferred financing fees	3.3	4.7
Interest expense	7.1	6.1
Net periodic postretirement benefits in excess of cash payments	0.1	0.5
LIFO	0.7	0.8
Minority interest	—	0.1
Stock compensation expense	0.3	0.1
Provision for income taxes	2.3	0.8

Operating EBITDA (1)	$15.0	$12.4
EBITDA from discontinued operations	0.6	0.6

Operating EBITDA, as adjusted (1)	$15.6	$13.0

(1) A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations